Exhibit 3

Names and Addresses of the Underwriters

Citigroup Global Markets Inc.

388 Greenwich Street

New York, NY 10013

United States of America

Goldman Sachs & Co. LLC

200 West Street

New York, NY 10282

United States of America

J.P. Morgan Securities LLC

383 Madison Avenue

New York, NY 10179

United States of America

Santander Investment Securities Inc.

45 East 53rd Street

New York, NY 10022

United States of America